Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Strategic Partners Style Specific Funds – Jennison Conservative Growth Fund and Dryden Small Cap Value Fund:

We consent to the incorporation by reference in the registration statement (No. 811-09439) on Form N-1A of Strategic Partners Style Specific Funds – Jennison Conservative Growth Fund and Dryden Small Cap Value Fund (the “Funds”) of our reports dated September 27, 2007, with respect to the statements of assets and liabilities, including the portfolios of investments, of the Funds as of July 31, 2007, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended, which reports appear in the July 31, 2007 annual reports on Form N-CSR of the Funds.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

September 27, 2007